CONSENT OF COUNSEL

AIM Treasurer’s Series Trust

We hereby consent to the use of our name and to the reference to our firm under the caption “Other Service Providers – Legal Counsel” in the Statement of Additional Information for Premier Portfolio and Premier Tax-Exempt Portfolio, and the Statement of Additional Information for the retail class of Premier U.S. Government Money Portfolio which are included in Post-Effective Amendment No. 34 to the Registration Statement under the Securities Act of 1933, as amended (No. 033-19862), and Amendment No. 38 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-5460), on Form N-1A of AIM Treasurer’s Series Trust.

/s/ Ballard Spahr Andrews & Ingersoll, LLP
Ballard Spahr Andrews & Ingersoll, LLP

Philadelphia, Pennsylvania

November 29, 2004